Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between ICO, Inc. and ICO Polymers North America, Inc., both of which having corporate offices at 5333 Westheimer, Suite 600, Houston, Texas 77056 (collectively, “Company”), and David J. Phillips, with a residence address of 34 Constellation Wharf, Boston, Massachusetts 02129 (“Employee”).

1.  Termination. Employee’s employment with Company has terminated effective at midnight Central Standard Time on May 13, 2005 (the “Termination Date”), through which date Employee will be paid his regular salary. Pursuant to the Company’s policy set forth in its employee handbook, Employee shall be paid unused vacation days.

2.  Definitions.

(a)  “Claims” means all theories of recovery of whatever nature, whether known or unknown, and whether recognized by the law or equity of any jurisdiction. This term includes causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract or statute. This term includes any claims of discrimination, harassment, retaliation, retaliatory discharge, or wrongful discharge, and any other claim which is alleged or which could be alleged by Employee, or on Employee’s behalf, in any lawsuit or other proceeding. This term includes any claims and rights arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601, et seq.; and any other federal, state or local law or regulation regarding employment or the termination of employment. This term includes any and all rights, benefits or claims Employee may have under any employment contract or under any severance, bonus, stock option or incentive compensation plan, program or agreement.

(b)  “Damages” means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction which is sought or which could be sought by Employee, or on Employee’s behalf, in any lawsuit or other proceeding. This term includes actual, incidental, indirect, consequential, compensatory, exemplary, liquidated and punitive damages; rescission; attorneys’ fees; interest; costs; equitable relief; and expenses. This term also includes wages, benefits or other compensation owed, or allegedly owed to Employee, by virtue of Employee’s employment or termination of employment with Company, including severance, bonuses, stock option or incentive compensation, payable pursuant to any plan, program, or agreement.

(c)  “Employee” means and includes Employee acting individually; in any corporate or other representative capacity; and on behalf of Employee’s heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns.

(d)  “Released Parties” means and includes Company, and its past, present and future owners, trustees, parents, subsidiaries, affiliates, and related entities, and all of the foregoing entities’ and persons’ past, present and future directors, officers, employees, associates, agents, benefit plans (and each such plan’s fiduciaries, administrators, trustees, sponsors and representatives), insurance carriers, predecessors, successors, assigns, executors, administrators, and representatives, in both their representative and individual capacities; provided that this term does not include Employee. Each of the Released Parties is an intended beneficiary of this Agreement.

3.  Termination Payments.  In consideration for Employee executing (and not revoking) this Agreement, within twenty-five (25) days after the Termination Date, and after Employee’s execution and non-revocation of this Agreement, Company shall: (a) pay Employee the sum of Twenty Thousand Dollars ($20,000); and (b) pay the premiums for Employee and his wife’s continued coverage under the Company’s medical and dental plans for nine months following the Termination Date, provided Employee elects and is eligible for such continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The payments referenced in (a) and (b) of the preceding sentence are referred to as the “Termination Payment” The portion of the Termination Payment referenced in clause (a) above shall be paid to Employee in lump sum cash (subject to required taxes and withholding) within thirty (30) days after Employee executes this Agreement.

4.  Release.

(a)  Employee releases and discharges the Released Parties from, and hereby waives, all Claims and Damages, including those related to, arising from or attributed to: (i) Employee’s employment with Company, including the Offer Letter, and the Employment Agreement signed by Employee on July 16, 2004 (“Employment Agreement”), and any bonus that might have otherwise been payable under the Fiscal Year 2005 Executive Leadership Team Incentive Compensation Plan, (ii) the termination of Employee’s employment, and (iii) all other acts or omissions related to any matter at any time prior to and including the date of Employee’s execution of this Agreement; except that this release will not affect Employee’s claims for benefits and payments to be payable after the Termination Date under any of Company’s health or welfare plans.

(b)  Employee understands and expressly agrees that the release in Section 4(a) extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, past or present (but not future), which Claims are arising from, attributable to, or related to Employee’s employment with Company, the termination of Employee’s employment, or any alleged action or inaction of the Released Parties, and that all such Claims are hereby expressly settled or waived. Employee further understands and expressly agrees that the release in Section 4(a) includes the waiver of any Claims and rights Employee may have against any of the Released Parties under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, or under any other law prohibiting age discrimination, arising prior to and including the date of Employee’s execution of this Agreement.

(c)  Employee agrees not to bring or cause to be brought any Claims against any of the Released Parties in any court or before any arbitral authority, or accept any Damages for any Claims against any of the Released Parties, which Claims are related to, arising from or

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attributed to Employee’s employment with Company, the Employment Agreement, the termination of Employee’s employment, and any other matter covered by the release in Section 4(a). Employee represents and warrants that Employee has not brought or caused to be brought any such Claims, or accepted any such Damages for any such Claims, against any of the Released Parties.

5.  Cooperation in Litigation. Employee agrees that Employee shall cooperate with and assist Company in defense of any claim, litigation or administrative proceeding brought against Company or any other Released Party, as reasonably requested by Company. Such cooperation and assistance shall include (a) interviews of Employee by legal counsel for Company or other Released Party as reasonably requested by Company’s counsel, (b) Employee providing documents (or copies thereof) and executing affidavits as reasonably requested by Company’s counsel, and (c) Employee appearing for depositions, trials, and other proceedings as reasonably requested by Company’s counsel. Furthermore, Employee shall not communicate with any party adverse to Company, or with a representative, agent or legal counsel for any such party, concerning any pending or future claims or litigation or administrative proceedings, except solely through legal counsel for Company. Nothing in this Section 5 is intended to cause Employee to testify other than truthfully in any proceeding or affidavit.

6.  Warranties. Employee agrees, represents and warrants that:

(a)  The Termination Payment set forth in Section 3(a) of this Agreement is not something that Employee is otherwise indisputably entitled to except in exchange for Employee's execution and non-revocation of this Agreement, and is good and sufficient consideration for Employee's execution and non-revocation of this Agreement, and is paid by or on behalf of Company and the other Released Parties in full satisfaction and settlement of any Claims and Damages;

(b)  Employee is legally and mentally competent to sign this Agreement;

(c)  Employee is the sole owner of any Claims that have been or could have been asserted, Employee has the requisite capacity and authority to make this Agreement, and no portion of any existing or potential Claims has been sold, assigned, pledged or hypothecated by Employee to any third party; and

(d)  Employee presently possesses the exclusive right to receive the Termination Payment paid in consideration for this Agreement.

7.  Choice of Law.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, without reference to principles of conflict of law of Texas or any other jurisdiction, and, when applicable, the laws of the United States.

8.   Confidentiality and Non-Poach Agreements.

(a) Employee agrees that Employee will not disclose Company’s trade secrets, or other proprietary, confidential, or non-public information (“Confidential Information”) acquired during employment with Company. Confidential Information includes, but is not limited to, the following information pertaining to Company: non-public financial information;

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information relating to strategic marketing plans, business plans, business assessments, product development plans, and planned or contemplated business activities or ventures; corporate plans, decisions, investigations, and strategies; cost or pricing information; vendor or supplier information, including the identity of suppliers and supply pricing; confidential customer information such as prices, volumes, and products sold to or processed for particular customers, as well as customer product formulations, specifications and requirements; and, information regarding proposed joint ventures, mergers, acquisitions, and other such anticipated or contemplated transactions. Confidential Information shall not, however, include information if Employee can establish by written records that such information is or has become publicly disseminated other than through Employee.

(b) Employee further promises and agrees not to damage or attempt to damage the business reputation or goodwill of the Company, and in this regard promises not to disparage or make malicious statements regarding the Company’s employees, officers, and directors.

(c) Employee shall not disclose the terms or contents of this Agreement to any person who is not a party hereto (with the exception of confidential disclosures to Employee’s immediate family members, personal attorney, or personal tax advisor) unless ordered by a court of competent jurisdiction, compelled pursuant to a subpoena, or required for the purpose of a governmental tax audit.

(d) During the nine (9) months after Employee’s execution of this Agreement, Employee, acting either directly or indirectly, or through any other person, firm, corporation, or new employer, will not: (i) induce or attempt to induce or influence any employee of Company to terminate employment with Company and/or to consider or accept employment with a different employer; (ii) assist, directly or indirectly, any person, firm or corporation in any attempt to acquire the stock or assets of ICO, Inc. or any of its subsidiaries; (iii) hire any person who is or was a Company employee as of the date of this Agreement.

9.  Return of Company Property.  Employee shall, on the Termination Date specified in Section 1 above, or if not logistically possible then as soon as reasonably possible, promptly return to Company all Company property in Employee's possession, including, but not limited to, the following Company property that may have been entrusted to Employee: keys to any of Company's offices and facilities, credit cards, vehicle fuel cards, pager, vehicle, cellular telephone, office equipment, customer lists, and documentation and other information constituting or relating to Company’s Confidential Information. Notwithstanding the foregoing, as Employee is executing a consulting agreement with Company, Company shall permit Employee to retain the laptop computer, blackberry, and ancillary IT equipment assigned to him, and Company business plans, sales call records, trade secret information, and other Company-related documents in order that Employee may perform services for the Company pursuant to the consulting agreement, with the understanding that Employee shall return all such items to Company immediately upon termination of the consulting agreement for any reason. Unless an authorized representative of the Company agrees otherwise in writing, Employee has no rights to use or possess any Company property after separation from Company.

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10.  Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of Company and the other Released Parties under any previous agreements, except as otherwise provided in this Agreement. Notwithstanding the foregoing, (a) Employee’s obligations under Article 4 of the Employment Agreement (entitled “Employee Covenants”) and the Confidentiality and Non-Disclosure Agreement dated July 6, 2004 shall remain in full force and effect, and (b) should the parties enter into that certain Consulting Services Agreement as currently contemplated by the parties, such Consulting Services Agreement will not be superseded by (nor will it supersede) this Agreement. No term, provision or condition of this Agreement may be modified in any respect except by a writing executed by both Employee and Company. No person has any authority to make any representation or promise on behalf of any of the parties not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

11.  Acknowledgment of Terms.  Employee acknowledges that Employee has carefully read this Agreement; that Employee has had the opportunity for review of it by Employee’s attorney; that Employee fully understands its final and binding effect; that Company admits to no wrongdoing in connection with Employee’s employment, the Employment Agreement, the termination of Employee’s employment, or any other matter covered by the release in Section 4(a); that this Agreement is intended as a compromise of all Claims which Employee has alleged or may allege against any of the Released Parties; that the only promises or representations made to Employee to sign this Agreement are those stated herein; and that Employee is signing this Agreement voluntarily.

12.  Waiver.  The failure of Company to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.

13.  Severability.  Each part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby; provided that if the release is invalidated, Employee shall execute a valid release or this entire Agreement shall be voidable, at the option of Company, thereby requiring Employee to return that portion of the Termination Payment described in Section 3 of this Agreement and terminating the obligation of Company to provide the Termination Services, to the extent permitted under applicable law.

14.  Costs and Attorneys’ Fees.  If any action is initiated to enforce this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable costs and attorneys’ fees.

15.  Construction.  This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. This Agreement represents a compromise of disputed Claims and is not to be

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construed as an admission, direct or indirect, against any interest of the parties. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,”“all,”“each,” or “every” means “any and all, and each and every”; (d) “includes” and “including” are each “without limitation;” and (e) “herein,”“hereof,”“hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection.

16.  Timing.  Employee acknowledges: (a) Employee has at least 21 days to consider this Agreement before executing it, although Employee may execute this Agreement before the 21 days expires, but not before the Termination Date, (b) Employee may revoke this Agreement within 7 days after Employee executes it, (c) such revocation must be in writing (and may be transmitted by facsimile pursuant to Section 17 below) and received by Company’s President and Chief Executive Officer within this 7-day period, (d) this Agreement will not become effective or enforceable, and the Termination Payment set forth in Section 3 of this Agreement will not be paid until the expiration of this 7-day period without Employee’s revocation, and Employee returns this Agreement to Company’s President and Chief Executive Officer, and (e) Employee’s acceptance of any portion of the Termination Payment set forth in Section 3 of this Agreement after the expiration of the 7-day period shall constitute Employee’s acknowledgement that he did not revoke the Agreement during the 7-day period.

17. Delivery and Signatures by Facsimile.  All signatures of the parties to this agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

18. Advice to Consult Counsel. Company hereby advises Employee to consult with an attorney prior to executing this Agreement.

AGREED AND ACCEPTED:	ICO, INC.

EMPLOYEE	By: /s/ W. Robert Parkey, Jr.
/s/ David J. Phillips David J. Phillips	Printed Name: W. Robert Parkey, Jr. Title: President & CEO

Date: 5/14/05	ICO Polymers North America, Inc.
By: /s/ Jon C. Biro Printed Name: Jon C. Biro Title: Senior V.P., Treasurer & CFO